                                                                                                                                                                      1807 Capitol Ave. Suite 101 - I, Cheyenne, WY 82001

From the Desk
Of

Blair Merriam, President & CEO

March 24th, 2008

Dear Valued Shareholder,

I am very pleased to communicate with you relative to your investment in Platina Energy Group (symbol PLTG or O5Y.F-Frankfurt).  As an environmentally responsible oil and gas reserve and production Company, we have made considerable fundamental progress over the past few months.  In particular, our third party proven reserve estimates have grown dramatically during a time where our share price and general market conditions have been under pressure.  We view this interim disparity as an opportunity as opposed to an obstacle.  Quite frankly, the ability to purchase a valuable commodity such as oil and gas reserves for a fraction of what they are quoted for is a bargain and a hidden treasure owned by Platina—your Company.

I am sometimes baffled by the fact that our net recoverable reserves on a PV10 basis, (net Present Value given a 10 year life including allowance for extraction cost) is not currently reflected in our share price.  Of course, this means unrecognized value for those who understand this. In order to appreciate why this opportunity exists, we need to examine certain communication issues that we are confident we can overcome.  First, those who do not properly investigate Platina’s holdings; they simply review our filed financial statements and do not get a clear picture of the Company’s true reserve worth.  In terms of both new production coming on line that further validates reserve holdings, and net oil and gas assets as they exist, the Company could argue an appraised share value based on the net recoverable reserves alone in the $3-5 range.

With production development on five of our six prospects across five States within the Continental US, we continue to validate our reserve holdings that should appreciate as the price of energy stays strong or rises.  We have also been very successful in acquiring more reserves, and will continue to do so, far in excess of the stock issuances that we have made to date.  Unfortunately, strategic stock issuances have resulted in non-cash paper losses which many confuse for operational losses.  Our operating losses have been very low by comparison to our continued reserve growth and field development operations.  By definition, our share issuances have been “accretive” to value as opposed to dilutive, to the energy reserve assets that the Company has acquired.

Our field developmental growth has outpaced our financial reporting reflection and it will take several quarters to catch up and provide a clear picture of the results.  This includes certain internal milestones that will allow different accounting rules to apply, according to SEC stipulations, once we have changed from a designation as a “developmental” company category to a “production” company category.

Although we intend to remain as a reserve backed and oil field technology Company, the accounting designation for a production Company will provide a better financial picture for future disclosure purposes.  Please keep in mind, that it is our major focus to continue to acquire new reserve assets that are undervalued, yet produce sufficient product to further validate our reserves.  We believe that this, along with the acquisition of new environmentally responsible oilfield technologies will prove to make Platina a valuable common share holding with considerable upside potential.

Different than many other microcap energy Companies, we acquire valuable oil and gas lease acreage assets and not just minority participations in specific well interests. The reasons are many, but primarily we want the ability to apply environmentally responsible new technologies for enhanced field recovery allowing us to improve our recoverable reserves and thereby increase our asset base.  This should prove to rapidly increase our intrinsic value based on the oil and gas commodities that we own as part of our field/lease holdings.

Platina Energy Group, albeit only 2 1/2 years young as an oil and gas Company, according to third party estimates, has acquired hundreds of millions of dollars in potential proven producing reserves, proven un-producing reserves as well as probable and possible reserves with very little cash outlay.  It is management’s belief, that as we continue to grow, from two non-producing properties just a year ago, to now five out of six producing properties across five States, we will deliver proven producing reserves to further validate our holdings.  We believe that this will translate into higher shareholder market value.  For those willing to spend the extra time to properly evaluate Platina, they will likely recognize this hidden reserve opportunity.

Toll Free 888 830-7584                                                  Fax 480 287-9560

With an aggressive growth campaign for the balance of 2008, we hope to hit several milestones including the potential application to the AMEX and full reporting status on the Frankfurt Exchange.  Although management is a relatively lean commodity for Platina as compared to our estimated commodity reserve base, we have local support operations in each active field location.  Our Kentucky prospect is now operationally profitable as of February 2008. Tennessee now has four new wells that we have drilled, of which two are producing natural gas at higher levels than forecasted.  The other two are currently being completed and expected to be in production over the next couple of months while more wells will be drilled on the field.

Our Young County prospect is undergoing a new 2008 rework program and we are negotiating with another Company for new technology for increasing current production from the existing wells.  This field last quarter allowed us to deliver our first meaningful revenues from operations—approximately $50,000.00.  Although this is not a large revenue amount, our strategy and business model is to build a reserve based Company as opposed to a cash flow only Company.  We believe this business model creates the best shareholder value for the capital invested.  There are many examples of Companies that have used this strategy successfully and cashed out by selling reserves for very attractive profits as opposed to lower multiples for oil and gas companies that are solely cash flow driven.

Hopefully, this letter will help you further embrace Platina Energy’s business model along with the execution of that strategy, that we believe has the potential to enhance shareholder value.   Given sufficient time, management is confident that its business model will attract sufficient attention that will reflect in our share price; although there can be no assurances.

However, as a simple analogy, why would someone speculate on buying natural gas futures or oil at $100+ per barrel, when they can buy Platina stock which represents those underlying commodities yet for a fraction of the price?  This is the definition of true potential “alpha” as professional fund managers like to call it.

What I am encouraging shareholders to do is to properly evaluate where we were and where we are currently.  This means quarter over quarter reserve growth, asset acquisition and field operations that are now translating into revenues.  In truth, management has accomplished a lot with relatively very little investment.  Although Platina should be considered a speculative stock pursuant to SEC categorization (“developmental”), it should not be overlooked as a common share component in a responsible portfolio that has very big potential.  Additional share acquisition in Platina stock should only be considered after discussion with your investment professional.

Relative to Company progress, we expect to deliver more news on Platina activities over both the near and long-term.  You will also be receiving regular updates from management including the scheduling of our annual meeting.  Please look to our website for new information and a new section that will be launched soon on internal management reports (www.PlatinaEnergyGroup.com).

As President, I also would like to extend personal invitations to those interested in field tours of our facilities as I can reasonably accommodate them.  Lastly, I have a very full schedule both in the field as well as traveling to visit with the professional investment community to make them aware of the Platina opportunity as it exists today.  Therefore, any specific inquires are best addressed by email to CEO@PlatinaGroup.com.

If any shareholder wishes to host an audience by teleconference or in person, or would like me to make a one to one meeting with any money managers, I would be happy to do so.

Thank you for reading this letter and I look forward to communicating additional information to you in the near future.

Sincerely,

Blair Merriam
President and CEO

RISK/SEC DISCLAIMER
Information contained herein contains forward-looking statements; not guarantees of future success. The presence or recoverability for optimal/timely reserves, costs, scheduling, etc., cannot be promised.  This release contains “Safe Harbor” provisions of the U.S. Private Securities Litigation Reform Act of 1995 & involves risks and uncertainties that could cause actual results to differ materially from those estimated herein. Platina Energy Group believes the forward-looking statements to be based on reasonable assumptions however, no assurances are made.  Unpredictable & unanticipated risks; trends; potential unprofitability; cash flow impairments; access to financing; and other risks must be understood.  Platina Energy Group assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events.  Issuances of shares for acquisitions, settlements or services may dilute future earnings. Oilfield leases contain certain terms and stipulations, often developmental or financial that may require performance by the lessee.  This could result in loss of future rights and underlying assets.

Toll Free 888 830-7584                                                  Fax 480 287-9560